Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 2, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of NeoStem, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of NeoStem, Inc. on Forms S-3 (File No. 333-145988, File No. 333-173853, File No. 333-173855, File No. 333-183542, File No. 333-183543, File No. 333-176673, File No. 333-185346, File No. 333-188486 and File No. 333-196702) and on Forms S-8 (File No. 333-107438, File No. 333-144265, File No. 333-159282, File No. 333-162733, File No. 333-173854, File No. 333-181365, File No. 333-184927, and File No. 333-191572).

/s/ GRANT THORNTON LLP

New York, New York
March 2, 2015